UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report Pursuant
to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 6, 2010

PRESSURE BIOSCIENCES, INC.

(Exact Name of Registrant as Specified in its Charter)

MASSACHUSETTS

  (State or Other Jurisdiction of Incorporation)

0-21615	04-2652826
(Commission File Number)	(IRS Employer Identification No.)

14 Norfolk Avenue, South Easton, MA	02375
(Address of Principal Executive Offices)	(Zip Code)

(508) 230-1828

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions ( see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02.    Unregistered Sales of Equity Securities

On each of April 6, 2010, April 14, 2010, April 16, 2010, April 19, 2010, April 20, 2010, April 21, 2010, April 22, 2010, April 23, 2010, April 26, 2010, and April 27, 2010, certain investors (collectively, the “Investors”) exercised 15-Month Preferred Stock Purchase Warrants (the “Warrants”) issued by Pressure BioSciences, Inc. (the “Company”) to purchase shares of the Company’s Series A Convertible Preferred Stock, par value $0.01 per share (the “Preferred Stock”).  The Warrants were issued on February 12, 2009 in connection with the private placement described in the Current Report on Form 8-K filed by the Company with the Securities and Exchange Commission on February 18, 2009.  Pursuant to the exercise of the Warrants, the Investors purchased (a) an aggregate of 98,372 shares of Preferred Stock for an aggregate purchase price of $1,229,650 and (b) an aggregate of 2,883 shares of Preferred Stock through cashless exercises.

In connection with the offer and sale of securities to the Investors, the Company relied on the exemption from registration provided by Section 4(2) of the Securities Act of 1933, as amended, and Regulation D promulgated thereunder.

Item 8.01.    Other Events.

On April 28, 2010, all unexercised Warrants were terminated and no longer exercisable as the result of the Company’s exercise of its right to call all outstanding and unexercised Warrants (the “Warrant Call”), as previously announced in the Current Report on Form 8-K filed by the Company on March 31, 2010.  In connection with the Warrant Call, Warrants to purchase 98,372 shares of Preferred Stock were exercised at $12.50 per share, for gross proceeds to the Company of $1,229,650, before deducting expenses associated with the Warrant Call.  Warrants to purchase an additional 10,150 shares of Preferred Stock were exercised on a cashless basis, resulting in the net issuance of 2,883 shares of Preferred Stock.

Item 9.01    Financial Statements and Exhibits

(d) Exhibits.

Exhibit Number	Exhibit Description
99.1	Press Release dated April 28, 2010, announcing the Exercise of 15-Month Preferred Stock Warrants

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned, thereunto duly authorized.

Dated: April 29, 2010	PRESSURE BIOSCIENCES, INC.

	By:	/s/ Richard T. Schumacher
Richard T. Schumacher, President and Chief Executive Officer

EXHIBIT INDEX

Exhibit Number	Exhibit Description
99.1	Press Release dated April 28, 2010, announcing the Exercise of 15-Month Preferred Stock Warrants.